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Motient Completes Sale of Its Legacy Wireless Business

Transaction Includes Terrestrial DataTac Network and iMotient Solutions Platform

Lincolnshire, IL– September 14, 2006 - Motient Corporation (MNCP) announced today it completed the sale of its terrestrial DataTac network and iMotient Solutions platform to a wholly-owned subsidiary of GeoLogic Solutions, Inc., Logo Acquisition Corporation.

Pursuant to the transaction, Motient sold the majority of its assets relating to its terrestrial business, including its legacy narrowband DataTac network and its new iMotient Solutions platform, to Logo. Additionally, Logo assumed most of the post-closing liabilities relating to the terrestrial business. The assets and liabilities transferred are limited to those that relate to the current operations of Motient’s terrestrial wireless network, and do not include any assets or liabilities related to TerreStar Networks Inc. Mobile Satellite Ventures LP.

“Over the last year, we have taken steps to focus our business on our satellite communications companies, TerreStar Networks Inc. and Mobile Satellite Ventures LP,” said Christopher Downie, Chief Operating Officer of Motient. “Closing this transaction is a critical step towards transforming Motient into the public face of TerreStar.”

About Motient Corporation:

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. For additional information on Motient, please visit the company's website at www.motient.com.

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Statement under the Private Securities Litigation Reform Act:

This press release may contain forward–looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of Motient, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with futures results, including the transactions described in this press release. Such forward–looking statements are subject to the following uncertainties: the ability of the parties to obtain the necessary regulatory approvals, including without limitation, actions by the Federal Communications Commission, and other factors impacting the parties ability to consummate the transactions and realize the cost savings discussed. We assume no obligation to update or supplement such forward–looking statements.

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